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February 3, 2026

LibreMax Asset-Backed Income Fund c/o U.S. Bank Global Fund Services 615 East Michigan Street Milwaukee, WI 53202

Re: Registration Statement on Form N-2 (File No. 333-288759)
Ladies and Gentlemen:
We have acted as counsel to LibreMax Asset-Backed Income Fund, a Delaware statutory trust (the “Trust”), in connection with the registration of the offering and issuance of an indefinite number of shares of beneficial interest, no par value, of the Trust designated as Class I, Class A and Class L (the “Common Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) with the Securities and Exchange Commission (the “SEC”) on Form N-2 (the “Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Certificate of Trust of the Trust, the Certificate of Amendment to the Certificate of Trust, the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Trust’s Amended and Restated Bylaws (the “Bylaws”), certain actions of the Trustees of the Trust related to the authorization and issuance of the Common Shares (the “Resolutions”), and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.
Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Trust.
We note that the Resolutions, as attached to a certificate of the Secretary of the Trust and reviewed by us in connection with rendering this opinion, are in draft form and we have assumed for the purposes of

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LibreMax Asset-Backed Income Fund
February 3, 2026

this opinion that the Resolutions, when included in the minutes of such meeting and finalized and approved by the Trust’s Trustees, will be in substantially the form attached to such certificate.
Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Common Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, such Common Shares will be validly issued, fully paid and non-assessable.
This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.